AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2004

REGISTRATION NO. 333-2746

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORTHODONTIC CENTERS OF AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	72-1278948 (I.R.S. Employer Identification Number)

3850 N. Causeway Boulevard, Suite 800
Metairie, Louisiana 70002
(504) 834-4392
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Orthodontic Centers of America, Inc. 1995 Restricted Stock Option Plan
(Full Title of the Plans)

Bartholomew F. Palmisano, Sr.
Chairman of the Board, President and Chief Executive Officer
Orthodontic Centers of America, Inc.
3850 N. Causeway Boulevard, Suite 800
Metairie, Louisiana 70002

(504) 834-4392
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Donald R. Moody, Esq.
Waller Lansden Dortch & Davis, PLLC
511 Union Street, Suite 2100
Nashville, Tennessee 37219-1760

      Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters 800,000 shares of the Registrant’s common stock initially registered on a Registration Statement on Form S-3 (Registration No. 333-2746).

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE
SIGNATURES
POWER OF ATTORNEY

EXPLANATORY NOTE

On March 25, 1996, we filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-2746), which was amended in a pre-effective amendment filed on March 28, 1996, to register 2,000,000 shares of our common stock, par value $0.01 per share, as adjusted pursuant to Rule 416(a) under the Securities Act of 1933 to reflect a two-for-one stock split effected in the form of a 100% stock dividend as of September 5, 1996. These shares were to be issued under our 1995 Restricted Stock Option Plan (the “Plan”). Effective May 22, 2003, we amended the Plan to reduce by 800,000 shares the total number of shares of our common stock authorized for issuance under the Plan.

Accordingly, we are filing this Post-Effective Amendment No. 1 to deregister 800,000 shares of our common stock originally authorized for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Metairie, State of Louisiana, on January 30, 2004.

ORTHODONTIC CENTERS OF AMERICA, INC

By: /s/ Bartholomew F. Palmisano, Sr.
Bartholomew F. Palmisano, Sr. Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Bartholomew F. Palmisano, Sr. and David E. Verret his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Bartholomew F. Palmisano, Sr. Bartholomew F. Palmisano, Sr.	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	January 30, 2004

/s/ David E. Verret David E. Verret	Senior Vice President of Finance (principal financial and accounting officer)	January 30, 2004

/s/ Dr. Dennis J.L. Buchman Dr. Dennis J.L. Buchman	Executive Vice President, Director	January 30, 2004

/s/ Dr. Hector M. Bush Dr. Hector M. Bush	Director	January 30, 2004

/s/ Dr. Jack P. Devereux, Jr. Dr. Jack P. Devereux, Jr.	Director	January 30, 2004

/s/ Ashton J. Ryan, Jr. Ashton J. Ryan, Jr.	Director	January 26, 2004

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SIGNATURE	TITLE	DATE

/s/ Dr. John J. Sheridan Dr. John J. Sheridan	Director	January 27, 2004

/s/ W. Dennis Summers W. Dennis Summers	Director	January 30, 2004

/s/ David W. Vignes David W. Vignes	Director	January 27, 2004

/s/ Edward J. Walters, Jr. Edward J. Walters, Jr.	Director	January 26, 2004

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